Exhibit 99.1

CONTACT:	E.R. “Skip” Autry
Chief Financial Officer
TriMas Corporation (248) 631-5496

MEDIA RELEASE

TRIMAS SEEKS TO REFINANCE CREDIT FACILITIES

BLOOMFIELD HILLS, MICH., June 23, 2006 — TriMas Corporation today announced that it is seeking to refinance its existing $410.0 million senior secured credit facilities to enhance financial and operating flexibility and extend maturities. Proceeds from the new credit facilities would be used to refinance all outstanding amounts under the existing senior credit facilities and for general corporate purposes.

The refinancing commitment letter issued by J.P. Morgan Chase Bank NA and J.P. Morgan Securities contemplates terms substantially similar to the company’s existing credit agreement, other than changes contemplated by the term sheet incorporated into the commitment letter and such additional changes as the parties agree upon. Principally, the term sheet provides for: (a) a $260.0 million senior secured Tranche B loan; (b) up to a $100.0 million senior secured revolving credit facility; (c) a $50.0 million senior secured synthetic facility; and (d) additional incremental term loans not to exceed $100.0 million under certain circumstances.

J.P. Morgan’s obligations under the commitment letter are subject to its best efforts to obtain commitments for the portion of the senior credit facility not covered by J.P. Morgan and other conditions to closing.

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about TriMas’s strategic, operational and financial goals and objectives. TriMas cannot guarantee that the proposed transaction described herein will be completed as described herein or completed at all. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and, accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. All forward-looking statements included in this press release are made only as of the date of this press release, and TriMas does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which TriMas hereafter becomes aware.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business groups: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas has nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

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